Exhibit 10.10
EXECUTION VERSION

ASSET PURCHASE AGREEMENT
BY AND AMONG
NOBLE HOUSE HOME FURNISHINGS LLC AND CERTAIN AFFILIATES,
AS SELLER
and
GIGACLOUD TECHNOLOGY INC
AS BUYER
DATED AS OF SEPTEMBER 11, 2023

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TABLE OF CONTENTS
Page

Schedules

Schedule 1.1(b) – Other Permitted Liens
Schedule 2.1(a) – Accounts Receivable
Schedule 2.1(b) – Tangible Personal Property
Schedule 2.1(d) – Assigned Contracts
Schedule 2.1(e) – Deposits and Prepayments re Assigned Contracts
Schedule 2.1(f) – Permits
Schedule 2.2(p) – Other Excluded Assets
Schedule 2.4(a)(iv) – Customer Refunds and Rebates
Schedule 4.1 – Corporate Existence
Schedule 4.7 – Permits
Schedule 4.10 – Financial Statements
Schedule 4.11(a) – Employee Benefit Plans of Purchased Subsidiaries
Schedule 4.11(b) – Employees
Schedule 4.12(a) – Material Contracts
Schedule 4.13(a) – Intellectual Property
Schedule 4.13(d) – Intellectual Property Exceptions
Schedule 4.14(b) – Security Incidents
Schedule 4.15(b) – Tax Challenges
Schedule 4.17(c) – Leased Real Property
Schedule 4.20(a) – Material Customer Exceptions
Schedule 4.21 – Affiliate Transactions
Schedule 4.23 – Product Liability and Recalls
Schedule 4.24 – Product Warranties

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of September 11, 2023, is entered into by and among Noble House Home Furnishings LLC, Best Selling Home Decor Furniture, LLC, Le Pouf, LLC, and NH Services LLC (together, “Seller”), and GigaCloud Technology Inc (“Buyer”) (or an assignee or nominee of Buyer pursuant to Section 11.4 below). Seller and Buyer are referred to herein as the “Parties”. Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in Article I.
RECITALS
A.    Seller is in the business of manufacturing, distributing, and retailing an extensive selection of indoor and outdoor home furnishings, through an innovative “just in time” supply chain network (the “Business”).
B.     Seller will be a chapter 11 debtor and debtor-in-possession in a bankruptcy case (the “Bankruptcy Case”) to be filed in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”).
C.    Seller intends to seek entry of an Order Approving (a) Bid Procedures; (b) the Form and Manner of Notice; (c) the Procedures for Determining Cure Amounts for Executory Contracts and Unexpired Leases; and (d) Granting Related Relief or similar relief by the Bankruptcy Court (the “Procedures Order”). Consistent with the Procedures Order, this Agreement is subject to higher and better bids for the Business.
E.    Seller desires to sell to Buyer, pursuant to section 363(f) of the Bankruptcy Code (as defined in Section 1.1) and with the approval of the Bankruptcy Court, substantially all of the assets of Seller used exclusively in connection with or arising out of the operation of the Business, and Buyer desires to purchase such assets from Seller, all on the terms and conditions set forth in this Agreement.
AGREEMENTS
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.
“Accounts Receivable” shall mean all bona fide accounts receivable, notes receivable, and other amounts payable to Seller (on a consolidated basis) in connection with the Business as of the Closing Date.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by

2022380v19

contract or otherwise, or the power to elect more than fifty percent (50%) of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.
“Agreed Statement” has the meaning set forth in Section 7.1.
“Agreement” has the meaning set forth in the Preamble hereto.
“Allocation” has the meaning set forth in Section 7.2(c).
“Ancillary Documents” means any agreements, instruments and documents delivered at the Closing pursuant to this Agreement.
“Anticorruption Laws” means all Laws of any jurisdiction applicable to the Seller or the Business from time to time concerning or relating to bribery or corruption.
“Approval Order” has the meaning set forth in Section 6.6(a).
“Assigned Contracts” has the meaning set forth in Section 2.1(d).
“Assumed Liabilities” has the meaning set forth in Section 2.4(a).
“Banc of America Loan” means the Master Loan and Security Agreement, dated as of September 2, 2016, between Seller and Banc of America Leasing & Capital, LLC (or any successor thereto), as amended, and all equipment notes issued thereunder, with respect to financed equipment utilized in the Business.
“Bankruptcy Case” has the meaning ascribed in the Recitals.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.
“Bankruptcy Court” has the meaning set forth in the Recitals.
“Base Purchase Price” has the meaning set forth in Section 2.5.
“Benefit Plan” means: (a) any material Employee Plan and (b) any material employment, severance or similar contract or arrangement (whether or not written) or agreement, arrangement, plan or policy (whether or not written) providing any compensation or benefits to any Employee (including any agreement, arrangement, plan or policy making available bonuses, equity awards, or deferred compensation) other than an Employee Plan, to which Seller has Liability.
“Bill of Sale” has the meaning set forth in Section 3.2(b)(i).
“Books and Records” means all of the books and records, in all formats (both tangible and intangible), used or maintained by or on behalf of Seller in connection with or otherwise related to the Business, including (a) executed copies of all of the written Assigned Contracts, (b) all equipment, product and other warranties pertaining to the Purchased Assets, (c) all technical information and any data, maps, computer files, diagrams, blueprints and schematics, (d) all filings made with or records required to be kept by any Governmental Entity (including all backup information on which such filings are based), (e) all research and development reports, (f) all equipment and operating logs, (g) all financial and accounting records, (i) all employment records with respect to Transferred Employees, and (h) all creative, promotional or advertising materials.

“Business” has the meaning set forth in the Recitals.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by Law to close.
“Buyer” has the meaning set forth in the Preamble hereto.
“Buyer Closing Certificate” has the meaning set forth in Section 8.2(c).
“Charges” has the meaning set forth in Section 7.2(a).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Net Working Capital” means the Current Assets as of the Closing Date minus the Current Liabilities as of the Closing Date.  Set forth as Exhibit A hereto is an illustrative calculation of the Closing Date Net Working Capital.
“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 26, 2023, with GigaCloud Technology.
“Contract” means any oral or written legally binding agreement, contract, license, lease, sublease, commitment or arrangement (including any employment, marketing, distributor or other type of contract or agreement).
“Contract Assignments” has the meaning set forth in Section 3.2(b)(ii).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associate epidemics, pandemics or diseases existing prior to the Closing Date.
“Current Assets” means, as of the Closing Date: (i) the outstanding accounts receivable of Seller and each Purchased Subsidiary on a consolidated basis and (ii) the current inventory of Seller and each Purchased Subsidiary on a consolidated basis, (excluding any inventory comprising any HM (SKU) that has not been received since January 1, 2023), calculated on a combined basis in accordance with GAAP and solely to the extent constituting a type of current asset designated as Included Inventory and listed under the “Inventory” tab in Exhibit A.  For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, Current Assets shall in no event include any cash or cash equivalents.
“Current Liabilities” means, as of any date or time, the accounts payable, accrued expenses and other working capital liabilities of Seller and each Purchased Subsidiary on a consolidated basis aged not more than 90 days and that were incurred in the Ordinary Course of Business, calculated in accordance with GAAP, in the case of and solely to the extent constituting a type of current liability designated as “Included” on the illustrative calculation of the Closing Date Net Working Capital attached hereto as Exhibit A.  For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, Current Liabilities shall in no event include any indebtedness for trade payables outside of Ordinary Course of Business.
“Deposit” has the meaning set forth in Section 3.2(a)(i).

“Effect” has the meaning set forth within the definition of Material Adverse Effect.
“Employee” means any employee of Seller or any Purchased Subsidiary (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the date hereof, including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave.
“Employee Plan” means (i) any plan, program, policy, contract, agreement or other arrangement providing for employment, compensation, bonus, performance award, incentive compensation, retirement, pension, disability, life insurance, health or medical benefits, sick leave, vacation, severance, and other fringe, welfare or other employee benefit renumeration of any kind, in each case, whether or not in writing, including each “employee benefit plan,” as defined in Section 3(3) of ERISA, that: (a) is subject to Title I of ERISA; (b) is maintained, administered or contributed any Purchased Subsidiary, with regard to any employee of a Purchased Subsidiary; and (c) covers any Employee of a Purchased Subsidiary.
“Environmental Laws” means Laws relating to pollution, natural resources, Hazardous Materials, or the protection of the environment or to occupational health and safety.
“Environmental Permits” means any permit, certificate, consent, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded HM’s” means any HM’s that have not been ordered since January 1, 2023 and that are listed on Exhibit A under the heading “Excluded HM’s”.
“FCPA” has the meaning set forth in Section 4.19(b).
“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect when applied by Seller.
“General Enforceability Exceptions” means general principles of equity and by bankruptcy, insolvency or similar Laws and general equitable principles affecting the rights of creditors generally.
“Governmental Entity” means (i) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, foreign or domestic, (ii) any federal, state, local, municipal, or other government of the foregoing, (iii) any governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iv) anybody (including any international or multinational body) exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.
“Hazardous Materials” means any material, substance or waste that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” a “pollutant,” or “contaminant,” (or words of similar intent or meaning) under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products, petroleum breakdown products, petroleum by-products or petroleum derivatives.
“HM” means a part, subassembly, packaging / shipping material, or finished product.  An SKU is comprised of a single HM or combination of HM’s.
“Holdback Amount” has the meaning set forth in Section 2.6(b).
“Included Inventory” means all inventory of Seller and any Purchased Subsidiary less any inventory comprised of Excluded HM’s in accordance with the “Inventory” tab contained in Exhibit A.
“Intellectual Property” means: (a) patents, pending applications for patents and statutory invention registrations, including continuations, continuations-in-part, divisions, provisional and non-provisional applications, reexaminations, reissues and extensions; (b) trademarks, service marks, trade names, corporate names, and other indicia of source of origin, including all common law rights thereto and all goodwill associated therewith and registrations and pending applications for registration thereof; (c) works of authorship, copyrights, and all applications and registrations thereof; (d) domain name registrations; (e) trade secrets, know-how, confidential or proprietary technical, business and other information, including processes, techniques, methods, formulae, designs, product specifications, algorithms, supplier information, prospect lists, customer lists, projections, analyses, market studies and similar proprietary items that are in Seller’s possession, and all rights therein and thereto; (f) inventions (whether patentable or unpatentable, and whether or not reduced to practice), invention disclosures, mask works, circuit designs and other designs, industrial design rights, discoveries, ideas, developments, data, and software; (g) all other proprietary and intangible rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).
“IT Systems” means any and all information, payment and communications technologies owned or controlled or leased, licensed or used by Seller or a Purchased Subsidiary and used in the conduct of the Business, including all computers, hardware, software (whether in object or source code form), databases, servers, workstations, routers, hubs, switches, data communication lines, networks and all other information technology systems included therein.
“Law” means any federal, state, local, municipal or foreign statute, law, ordinance, directive, ordinance, treaty, code, rule, regulation or other requirement of any Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 4.17(c).
“Liability(ies)” means with respect to any Person, any direct or indirect liabilities, obligations (including reasonable attorney’s fees and reasonable costs of investigation and defense), commitments, indebtedness, claim, loss, damage, deficiency, assessment, fine, penalty, or responsibility of such Person of any kind or nature, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, asserted or unasserted, due or to become due, accrued or unaccrued, vested or unvested, executory, determined, determinable, absolute, known or unknown, contingent or otherwise, regardless of whether or not the same is required to be accrued on any financial statements of such Person.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation, charge or any other similar encumbrance in respect of such property or asset.

“Material Adverse Effect” means any change, event, development, or effect (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred, has or would reasonably be expected to have a material adverse effect on the Business, assets, liabilities, financial condition or results of operations of Seller, taken as a whole; provided that none of the following shall be taken into account (either alone or in combination) in determining whether there is or has been a Material Adverse Effect: any adverse change, event, circumstance, or development arising from or relating to: (a) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Buyer; (b) the Bankruptcy Case and/or the requirements of any budget in connection with any debtor-in-possession financing or use of cash collateral; (c) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller; (d) any failure of Seller to meet any internal or published projections, forecasts or revenue or earnings predictions; (e) general economic or political conditions (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on Seller relative to comparable companies operating in the same industry); (f) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (g) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (h) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (i) any natural or man-made disaster or acts of God; or (j) any epidemics, pandemics, disease outbreaks, or other public health emergencies including, without limitation, the SARS-COV-2 virus or the related COVID-19 pandemic; provided that in the cases of clauses (a) through (j) above, such change, event, development, or effect shall only be considered in determining whether a Material Adverse Effect has occurred if such change, event, development, or effect impacts Seller materially and disproportionately to the impact that such change, event, development, or effect generally has upon other Persons operating in the same or substantially similar industries or markets as Seller. For the avoidance of doubt, neither the filing of the Bankruptcy Case, the filing of the Sale Motion or any actions taken in furtherance of the transactions contemplated by this Agreement, nor the consequences or effects of or changes or developments arising from the filing or any such actions shall be deemed to be a Material Adverse Event for purposes of this Agreement.
“Material Contracts” has the meaning set forth in Section 4.12(a).
“Material Customers” has the meaning set forth in Section 4.20(a).
“Material Suppliers” has the meaning set forth in Section 4.20(b).
“Nonassignable Asset” has the meaning set forth in Section 2.3.
“Non-Automated Equipment” means the equipment, fixtures, vehicles and personal property secured by the Banc of America Loan as set forth on Schedule 1.1 under the heading “Non-Automated Equipment” but excluding (for avoidance of doubt) any warehouse automation equipment or systems and any fixtures or personal property related to such equipment or system.
“Non-Automated Equipment Price” has the meaning set forth in Section 2.5.
“OFAC” has the meaning set forth in Section 4.19(a).
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Entity of competent jurisdiction.

“Ordinary Course of Business” means, with respect to Seller, the ordinary course of business consistent with its past custom and practice, subject to changes in operations resulting from Seller operating as a distressed business with limited liquidity, very significant reductions in personnel, and subject to changes resulting from the filing and/or pendency of the Bankruptcy Case or the requirements of any debtor in possession financing in the Bankruptcy Case.
“Organizational Documents” means, with respect to any entity, as applicable, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).
“Outside Date” has the meaning set forth in Section 9.1(d).
“Parties” has the meaning set forth in the Preamble hereto.
“Permit” means any authorization, approval, consent, certificate, governmental license, registration, variance, exemption, order, exemption, qualification, waiver, permit or franchise of or from any Governmental Entity.
“Permitted Liens” means: (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, in each case, solely to the extent set forth on Seller’s financial statements in accordance with GAAP; (b) statutory Liens (or contractual restatements thereof) of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the Ordinary Course of Business; (c) Liens granted in favor of Wells Fargo Bank, N.A. under its senior secured credit facility and purchase money Liens on fixed assets or the interests of lessors under capital leases to the extent that such Liens or interests secure permitted purchase money indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the indebtedness that was incurred to acquire the fixed asset purchased or acquired or any refinancing in respect thereof; (d) purported Liens evidenced by the filing of UCC financing statements relating solely to funded debt or operating leases or consignment or bailee arrangements; (e) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement or in the property being leased or licensed; (f) with regard to any real property, (i) any zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, (ii) any zoning restrictions, easements and other reservations, covenants, conditions, oil and gas leases, mineral severances and Liens, (iii) any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, and (iv) any matters that would be disclosed by an accurate survey or inspection of the real property used by Seller or any Purchased Subsidiary, in each case, only to the extent that such Liens do not materially and adversely affect Seller or any Purchased Subsidiary; (g) any and all Liens encumbering the underlying fee interest of the Leased Real Property only to the extent that such Liens do not materially and adversely affect Seller or any Purchased Subsidiary; (h) pledges and deposits made in the ordinary course of business in compliance with worker’s compensation or other unemployment insurance, and other social security laws or regulations; (i) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums; (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (k) Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ liens, liens in favor of securities intermediaries, and rights of setoff or similar rights and remedies; and (l) Liens set forth on Schedule 1.1(b).

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.
“Personal Information” means any information that is considered “personally identifiable information,” “personal information” or “personal data” by any applicable Privacy Laws.
“Privacy Laws” means any applicable Laws, regulations, and requirements relating to the data privacy, information security, data breach notification, and the processing of Personal Information, including as applicable, the Federal Trade Commission Act, General Data Protection Regulation (“GDPR”), and U.S. state privacy laws and regulations including the California Consumer Privacy Act.
“Proceeding” means any action, suit, litigation, arbitration, proceeding, investigation (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or other dispute resolution proceeding before any Governmental Entity, arbitrator, regulatory body or any other Person.
“Procedures Order” is defined in the Recitals above.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Subsidiaries” has the meaning set forth in Section 2.1(j).
“Purchase Price” has the meaning set forth in Section 2.5.
“Real Property Leases” means all leases, subleases, tenancy agreements, licenses, and other occupancy Contracts with respect to real property pursuant to which Seller or any Purchased Subsidiary is a party.
“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, drinking water, ground water, ambient air, the atmosphere or any other media.
“Registered IP” means all Seller IP that is registered, filed, pending or issued under the authority of, with or by any Governmental Entity and all applications for any of the foregoing and renewals thereof.
“Representatives” with respect to a particular Person shall mean the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other authorized representatives and agents of such Person and any successors in interest thereto, including attorneys, accountants, consultant, investment bankers, financial and restructuring advisors.
“Retained Liabilities” has the meaning set forth in Section 2.4(b).
“Sale Motion” has the meaning set forth in Section 6.6(a).
“Schedule Supplement” has the meaning set forth in Section 6.3.
“Security Incident” means any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the IT Systems and the data and information stored thereon.
“Seller” has the meaning set forth in the Preamble hereto.

“Seller Closing Certificate” has the meaning set forth in Section 8.1(c).
“Seller Closing Notice” has the meaning set forth in Section 9.1(f).
“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement.
“Seller IP” means all Intellectual Property owned by Seller.
“Seller’s Knowledge” or any similar phrase means the actual, current knowledge after reasonable due inquiry of Marshall Bernes, Kean Jin Ooi, Josh Dannett, Melissa Gelbart and Gayla Bella only. For the avoidance of doubt, none of such individuals shall have any personal liability or obligations regarding such knowledge.
“SKU” means a unique identification number that defines an item at the identifiable inventory level.
“Tangible Personal Property” has the meaning set forth in Section 2.1(b).
“Target Net Working Capital” means $45,938,903.
“Tax” or “Taxes” means all U.S. federal, state, provincial, local and foreign income, profits, franchise, license, gross receipts, occupation, premium, windfall profits, environmental, customs, duties, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, recapture, unclaimed property, escheat, personal and real property, withholding, excise, production, transfer, alternative minimum, registration, value added, occupancy, estimated and other taxes, charges, fees, levies, or other like assessments, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Returns” any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” has the meaning set forth in Section 9.2(b).
“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.
“U.S.” or “United States” means the United States of America.
ARTICLE II
PURCHASE AND SALE
1.1Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear to the extent provided in the Approval Order of all Liens, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, held for use or used in the Business, wherever located (collectively, the “Purchased Assets”), as follows (but excluding, for avoidance of doubt, all of the Excluded Assets):
(a)all accounts and notes receivable (whether current or non-current), including, without limitation, the Accounts Receivable, and all causes of action specifically pertaining to the collection of the foregoing, in each case to the extent arising exclusively out of the operation of the Business (excluding any intercompany Accounts Receivable between and among Seller), including, without limitation, but subject to updating by Seller prior to the Closing to reflect activity during the period following mutual execution and delivery of this Agreement, the items set forth in Schedule 2.1(a);
(b)all tangible personal property, including computer hardware, manufacturing equipment, office equipment, accessories, machinery, furniture, and fixtures owned by Seller as of the Closing and listed or set forth on Schedule 2.1(b) (collectively, the “Tangible Personal Property”);
(c)all supplies, goods, materials, work in process, inventory and stock in trade owned and held by Seller for use in connection with the operation of the Business;
(d)all of Seller’s rights under the Contracts identified on Schedule 2.1(d) which remain on Schedule 2.1(d) at Buyer’s election subject to the provisions of Section 2.3 (collectively, the “Assigned Contracts”);
(e)all of Seller’s rights relating to deposits and prepayments with respect to the Assigned Contracts, which deposits and prepayments are listed on Schedule 2.1(e);
(f)all Permits used by Seller or for the operation of the Business, including without limitation, those listed on Schedule 2.1(f), in each case, to the extent transferrable and assignable;
(g)all warranties (express and implied) that continue in effect with respect to any Purchased Asset (including, without limitation, warranties provided for under any Assigned Contract), to the extent assignable;
(h)all Intellectual Property owned or held by Seller or any Purchased Subsidiary, including without limitation the name “Noble House Home Furnishings” and all rights and title to any other brands under which Seller or any Purchased Subsidiary distributes or has distributed its products (and all variants thereof) and all trademarks, trade names, service marks, domain names, websites and software programs identified with the Business, to the fullest extent permitted by Law;
(i)all intangible personal property owned or held by Seller, but in all cases only to the extent of Seller’s interest and only to the extent transferable including, without limitation, the customer and supplier relationships of the Business, the goodwill of the Business, processes, catalogues, customer lists and other customer data bases, advertising materials, and telephone numbers identified with the Business;
(j)all equity interests in Noble Home Furnishings Canada, Inc., Noble House Home Furnishings UK Limited, Noble House Home Furnishings, S. De R.L. De C.V., Noble House Home Furnishings (HK) Limited, Noble House Home Furnishings Vietnam Company Limited, Noble House Home Furnishings (MY) Sdn. Bhd, Fujian Baimei Electronic Commerce Co., Ltd. and Baimei (Fujian) Network Information Technology Co., Ltd (collectively, the “Purchased Subsidiaries”);
(k)all Books and Records, except as specifically provided in Section 2.2(j); and
(l)all claims or causes of action of Seller, including all preference or avoidance claims and actions of Seller arising under Sections 544, 547, 548, 549, and 550 of the

Bankruptcy Code as against any vendor or supplier to the Business, provided that all such preference or avoidance claims and actions of Seller shall be deemed waived upon Closing.
1.2Excluded Assets. Seller and Buyer expressly agree and acknowledge that the Purchased Assets will not include any assets of any kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that are not expressly included within the definition of Purchased Assets (the “Excluded Assets”), including, without limitation the following assets and properties all of which Seller shall retain as Excluded Assets):
(a)all cash and cash equivalents (including bank account balances, certificates of deposit and other time deposits and petty cash) and marketable and other securities;
(b)all rights under this Agreement and any Ancillary Agreement;
(c)all cash deposits and prepaid items other than those described in Section 2.1(e);
(d)the equity interests in Seller and in any subsidiaries of Seller that are not Purchased Subsidiaries;
(e)all Benefit Plans (including all trusts, insurance policies and administration service Contracts related thereto), and all assets in respect of any Benefit Plan;
(f)(i) any intercompany Accounts Receivable between and among the entities that make up Seller and (ii) any Contracts between Seller, on the one hand, and any of its Affiliates, on the other hand; for the avoidance of doubt, all accounts, notes receivable or payable, or any other claims that may exist between and among Seller, on the one hand, and any of the Purchased Subsidiaries, on the other hand, whether characterized as an asset or a liability of either Seller or any Purchased Subsidiary, shall be deemed waived, released, and extinguished as of the Closing;
(g)any Contract to which Seller is a party that (i) is not an Assigned Contract or (ii) is an Assigned Contract but is not assumable and assignable pursuant to the terms thereof or as a matter of applicable law (including, without limitation, any Assigned Contract with respect to which any consent requirement in favor of the counter-party thereto is not satisfied and may not be overridden pursuant to Section 365 of the Bankruptcy Code) (collectively, “Excluded Contracts”);
(h)the organizational documents, minute books, member ledger, books of account or other records having to do with the limited liability company organization of Seller, and all employee related files or records, other than records related to the Transferred Employees;
(i)all Tax assets (including Tax refunds and prepayments) and Tax Returns of Seller or any of its Affiliates, with respect to the Purchased Assets or the Business, for taxable periods ending on or prior to the Closing Date;
(j)any Books and Records which Seller is required by applicable Law to retain; provided that Seller shall provide Buyer with copies of any Books and Records relating primarily to the Business, the Purchased Assets and Assumed Liabilities at or prior to the Closing;

(k)all insurance policies of Seller, and all benefits, rights and claims and proceeds thereunder;
(l)all refunds for prepaid insurance premiums or insurance prepayments, including any assets securing customs import bonds and other assets or deposits provided to insurance or surety companies issuing customs bonds for the payment of duties, taxes, fines or penalties associated with importing goods into the United States;
(m)except as provided in Sections 2.1(d), (e), (g) and (l), all claims or causes of action of Seller, including all preference or avoidance claims and actions of Seller, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code;
(n)any Tangible Personal Property held by Seller pursuant to a Contract where Buyer does not assume the underlying Contract relating to such Tangible Personal Property at the Closing;
(o)any software or other item of intangible property (including Intellectual Property) held by Seller pursuant to a license or other Contract where Buyer does not assume the underlying Contract relating to such intangible personal property at the Closing;
(p)any derivative contract, including interest rate swap, exchange rate hedge, any forward or option contracts or any other financial instrument which derives its value from an underlying asset and the value of which cannot be determined with certainty as of the date hereof;
(q)any equipment, fixture, vehicle or item of personal property secured by the Banc of America Loan which does not constitute Non-Automated Equipment; and
(r)any assets specifically set forth or described on Schedule 2.2(p).
1.3Nonassignable Assets; Deemed Consent; Additional Excluded Assets.
(a)Nonassignable Assets. Nothing in this Agreement, the Bill of Sale or the Contract Assignments or the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign or transfer any Purchased Asset (including any Assigned Contract or Permit) to Buyer which by its terms or by Law is not assignable or transferable without a consent or is cancelable by a third party in the event of an assignment or transfer (a “Nonassignable Asset”), unless and until such consent shall have been obtained (including by virtue of the effect of the Approval Order rendering certain consents to be unnecessary) or Law satisfied. Seller and Buyer shall use diligent and reasonable best efforts to obtain any consent that may be required and satisfy any Law necessary to the assignment or transfer of a Nonassignable Asset to Buyer, and Seller shall take all such commercially reasonable actions as may be necessary to effect the assignment or transfer of the Nonassignable Asset. Unless and until any such consent that may be required is obtained or Law satisfied, Seller shall establish an arrangement reasonably satisfactory to Buyer under which Buyer would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations under such Nonassignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which Seller would enforce for the benefit of Buyer, with Buyer assuming and agreeing to pay Seller’s obligations and reasonable expenses, any and all claims, rights and benefits of Seller against a third party thereto; provided that in no event shall Buyer be required to enter into any such arrangement with respect to any Nonassignable Asset for which a required consent is necessary. Seller shall promptly transmit over to Buyer all payments received by such Seller in respect of all Nonassignable Assets. If and when the applicable consents or approvals, the absence of which caused the deferral of transfer of any Nonassignable Asset pursuant to this Section, are obtained, the transfer of the applicable Nonassignable Asset to Buyer shall automatically and without further action be effected in accordance with the terms of this Agreement.
(b)Deemed Consent. As part of the Sale Motion (or, as necessary in one or more separate motions), Seller shall request that by providing adequate notice of its intent to assume and assign any Assigned Contract, if any, the Bankruptcy Court shall deem any non-debtor party to such Assigned Contract that does not file an objection with the Bankruptcy Court during the applicable notice period to have given any required consent to the assumption of the Assigned Contract by Seller and assignment to Buyer if, and to the extent that, pursuant to the Approval Order or other order of the Bankruptcy Court, Seller is authorized to assume and assign such Assigned Contract to Buyer and Buyer is authorized to accept such Assigned Contract pursuant to Section 365 of the Bankruptcy Code.
(c)Additional Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, until three (3) Business Days prior to the Closing, Buyer will have the right, in its sole and absolute discretion, to provide written notice to Seller of Buyer’s election to designate any right, property, interest, Contract or other asset (or portion thereof) as an Excluded Asset (including any such asset that was immediately prior to such designation an Purchased Asset), and upon such designation such asset will constitute an Excluded Asset for all purposes of this Agreement. Similarly, notwithstanding any other provision of this Agreement to the contrary, until three (3) Business Days prior to the Closing, Buyer will have the right, in its sole and absolute discretion, to provide written notice to Seller of Buyer’s election to designate any Contract previously designated as an Excluded Asset as a Purchased Asset, and upon such designation such Contract will constitute a Purchased Asset for all purposes of this Agreement. If Buyer exercises its rights in this Section to designate any right, property, interest, Contract, or other asset (or portion thereof) as an Excluded Asset or any Contract as a Purchased Asset, then the Parties acknowledge and agree that while there may be resulting changes in the Assumed Liabilities as a result of such designation or change in designation, there will be no increase or reduction in the Purchase Price, nor will there be any delay to the Closing. For the avoidance of doubt, to the extent that Buyer designates any Contract or asset as an Excluded Asset at least three (3) days prior to Closing, no liabilities, whatsoever, arising from such asset or Contract shall be assumed by Buyer as Assumed Liabilities.
1.4Liabilities.
(a)Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to perform, pursuant to the Bill of Sale and the Contract Assignments, as applicable, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):
(i)all Liabilities of Seller under the Assigned Contracts;
(ii)all Liabilities arising after the Closing Date with respect to the Purchased Assets or Buyer’s operation of the Business;
(iii)all cure obligations required to be paid pursuant to the Approval Order as a condition to Buyer’s assumption of the Assigned Contracts;
(iv)obligations to customers of Seller for refunds, rebates, returns, discounts and the like existing as of the Closing Date, including without limitation, those set forth on Schedule 2.4(a)(iv);

(v)any product liability or warranty claims but only with respect to Products sold by Buyer following Closing;
(vi)all accounts payable, accrued expenses and other working capital liabilities of the Business that were incurred in the Ordinary Course of Business since the filing of the Bankruptcy Case and remained unpaid in the Ordinary Course of Business and which are outstanding as of the Closing; and
(b)Except for the Assumed Liabilities described in Section 2.4(a), Buyer shall not assume, nor be obligated to pay, perform, satisfy or discharge, any Liability of Seller or any Affiliate of Seller (collectively, the “Retained Liabilities”).
1.5Purchase Price. Subject to the provisions of this Agreement, the aggregate consideration to be paid by Buyer to Seller for the Purchased Assets shall be Eighty-Five Million Dollars ($85,000,000.00), subject to adjustment or holdback solely as described in Section 2.6 (as so adjusted, the “Base Purchase Price”), plus an additional Four Million One Hundred Thousand Dollars ($4,100,000.00) to be allocated to Banc of America Leasing & Capital, LLC for the Non-Automated Equipment (the “Non-Automated Equipment Price” and, with the Base Purchase Price, the “Purchase Price”). For the avoidance of doubt, the Non-Automated Equipment Price is offered solely to the extent such Non-Automated Equipment is included as Purchased Assets. The Purchase Price shall be paid as and when and otherwise in accordance with the provisions of Sections 2.6 and 3.2(a).
1.6Adjustment to Base Purchase Price.
(a)Working Capital Adjustment.  No less than three (3) days prior to Closing, Seller shall deliver to Buyer, in accordance with this Agreement, a good faith estimate of the Closing Date Net Working Capital, reflecting all components (and the amounts thereof) necessary to compute the Closing Date Net Working Capital, using the same methodology as was used to calculate the Target Net Working Capital in accordance with the illustrative calculation on Exhibit A. Seller shall, upon Buyer’s request, make the work papers (including the work papers of its accountants), back-up materials and books and records used in preparing the Closing Date Net Working Capital estimate available to Buyer and its accountants. If Seller’s estimate of Closing Date Net Working Capital is less than the Target Net Working Capital by $500,000 or more, the Base Purchase Price shall be decreased, on a dollar-for-dollar basis, by an amount equal to the difference between the Target Net Working Capital and the Closing Date Net Working Capital. Likewise, if Seller’s estimate of Closing Date Net Working Capital is more than the Target Net Working Capital by $500,000 or more, the Base Purchase Price shall be increased, on a dollar-for-dollar basis, by an amount equal to the difference between the Closing Date Net Working Capital and the Target Net Working Capital.
(b)Objections/Holdback.  No later than twenty-one (21) days following Closing, Buyer shall deliver to Seller a final reconciliation of the Closing Date Net Working Capital. Seller shall have seven (7) days after delivery of such final reconciliation to object to any amount or computation appearing in the final reconciliation of Closing Date Net Working Capital. If Seller does not make any timely objection to such reconciliation, the Closing Date Net Working Capital as delivered by Buyer shall be final and binding on all Parties. If Seller objects to any item or computation appearing in the final Closing Date Net Working Capital, the Parties shall promptly attempt in good faith jointly to resolve such matters and shall adjust the Purchase Price as necessary to resolve the same. If the Parties cannot resolve all such matters within seven (7) days after any objection is asserted by Seller, either Buyer or Seller may engage an independent certified public accounting firm of (U.S.) national reputation mutually satisfactory to Buyer and Seller (a “Neutral Accountant”) to resolve any items that remain in dispute.  Within seven (7) days following such engagement on notice thereof to the other Party, Buyer on the one hand, and Seller, on the other hand, shall present their respective position on the disputed items to the Neutral Accountant in writing, and Buyer and Seller shall direct the Neutral Accountant, within fourteen (14) days thereafter, acting as an expert and not an arbitrator, to resolve only the matters that were objected to by Seller and not resolved by the Buyer and Seller.  The resolution by the Neutral Accountant of such matters shall be within the range of the amounts claimed by the Seller in its objection and the amount claimed by Buyer pursuant to its final reconciliation and shall be binding on the Parties.  The fees, costs and expenses of the Neutral Accountant shall be allocated between Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Neutral Accountant that are unsuccessfully disputed by each such Party (as finally determined by the Neutral Accountant) bears to the total amount of such disputed items so submitted. Pending final resolution of the Closing Date Net Working Capital, a portion of the Deposit in the amount of $5,000,000 (the “Holdback Amount”) shall be held back from delivery to Seller at Closing solely for the purpose of satisfying any negative adjustment to the Closing Date Net Working Capital that may be required under this Section 2.6. Once the final Closing Date Net Working Capital is determined consistent with the provisions of this Section 2.6, (to the extent such final adjustment does not require payment to Buyer of an amount in excess of such Holdback Amount, in which case such excess shall also be paid), the Holdback Amount or that portion of the Holdback Amount required to address a negative adjustment shall be paid to Buyer, and the remainder of the Holdback Amount, if any, shall be promptly released to Seller.
(c)No Modifications. Seller agrees that following the date of this Agreement, neither Seller nor any Purchased Subsidiary will take any actions, with respect to any accounting books, records, policies or procedures upon which the amounts set forth in the Current Assets and Current Liabilities would reasonably be expected to be based that would impede or delay the determination of the Closing Date Net Working Capital.
1.7Withholding. Notwithstanding any provision hereof to the contrary, each of Buyer, Seller, and any of their Affiliates shall be entitled to deduct and withhold from any consideration otherwise payable under the terms of this Agreement such amounts as it is required to deduct and withhold pursuant to any provision of Law, including those related to or regarding Taxes; provided that no such withholding shall apply to any payments to Seller hereunder unless Buyer has provided Seller with at least 10 days advance written notice of Buyer’s intent to withhold and Buyer reasonably cooperates with Seller to minimize or eliminate such withholding. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
CLOSING; PAYMENT OF PURCHASE PRICE
1.1Closing. Unless this Agreement shall have been terminated in accordance with Section 9.1, the Parties shall consummate the transactions contemplated by this Agreement (the “Closing”), as promptly as practicable but in no event later than three (3) Business Days after the date on which all conditions set forth in Article VIII (except those conditions that are to be satisfied at Closing) have been satisfied (or waived by the Party entitled to the benefit of the same), with such Closing to occur at 11:00 a.m., Central time, or at such other place, date and time as the Parties shall mutually agree in writing (the date on which the Closing occurs, the “Closing Date”). The Closing shall take place via electronic exchange of executed documents and other closing deliveries via email on the Closing Date. The effective time of Closing shall be 11:59 p.m., Central time on the Closing Date.
1.2Closing Deliveries.

(a)Payment of Purchase Price.
(i)Concurrently with the mutual execution and delivery of this Agreement (or on the first Business Day thereafter), Buyer shall deliver to counsel for Seller, Pachulski Stang Ziehl & Jones LLP, an amount equal to Eight Million Five Hundred Thousand and no/100ths Dollars ($8,500,000.00) (the “Deposit”) by wire transfer of immediately available funds, which such counsel shall hold in a trust account subject to the terms hereof concurrently with the mutual execution and delivery of this Agreement. The Deposit shall be held by Seller’s counsel and released as follows: (1) at the Closing, subject to the holdback in Section 2.6(b), the Deposit shall be credited and applied toward payment of the Base Purchase Price (and paid to Seller); (2) if Seller terminates this Agreement prior to Closing pursuant to Section 9.1(c) or Section 9.1(f) (each, a “Buyer Default Termination”), then the Deposit shall become nonrefundable and shall be paid to Seller for Seller’s own account; and (3) if this Agreement is terminated by Seller prior to Closing for any reason other than a Buyer Default Termination, then the Deposit shall be returned to Buyer within two Business Days to an account designated by Buyer in writing by wire transfer of immediately available funds. The Parties agree that (i) the payment of the Deposit to Seller as a result of a Buyer Default Termination shall not be the sole and exclusive remedy with respect to a Buyer Default Termination and (ii) the return of the Deposit to Buyer as contemplated hereby shall not be the sole and exclusive remedy of the Buyer for a breach by Seller of this Agreement.
(ii)at the Closing, Buyer shall authorize Seller’s counsel to deliver the Deposit to Seller, as provided in Section 3.2(a)(i).
(iii)at the Closing, Buyer shall pay and deliver to Seller, by wire transfer of immediately available good funds of the United States to one or more accounts designated by Seller, an amount equal to the Purchase Price, minus the amount of the Deposit, plus the assumption of the Assumed Liabilities.
(b)Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:
(i)a Bill of Sale, Assignment and Assumption Agreement or similar document, in a form acceptable to Buyer and Seller (the “Bill of Sale”), duly executed by Seller;
(ii)one or more Assignment and Assumption Agreements or similar documents, in a form acceptable to Buyer and Seller, with respect to the Assigned Contracts, including, without limitation, an assignment of any real property leases included among the Assigned Contracts (collectively, the “Contract Assignments”), duly executed by Seller;
(iii)an assignment of all Seller IP, including Trademarks, Domain Names, patents, unregistered trademarks and works of authorship, in a form reasonably acceptable to Buyer, duly executed by Seller;
(iv)the Seller Closing Certificate; and
(v)a properly completed and duly executed IRS Form W-9 by Seller.
(c)Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller the following:
(i)the Bill of Sale, duly executed by Buyer;
(ii)the Contract Assignments, duly executed by Buyer; and

(iii)the Buyer Closing Certificate.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Schedules, which exceptions or disclosures set forth therein will be deemed to be a part of the representations and warranties made hereunder, Seller hereby represents and warrants to Buyer as follows, in each case with respect to Seller and, as applicable, to the Purchased Subsidiaries:
1.1Existence and Power. Each entity comprising Seller is a corporation or other entity that is duly organized, validly existing, and in good standing (or its equivalent) under the Laws of the jurisdiction where it is incorporated or organized as set forth in Schedule 4.1. Each entity comprising Seller has all requisite entity power and authority required to own, lease, or, subject to the provisions of the Bankruptcy Code applicable to debtors in possession, operate the properties and assets now owned, leased or operated by it and to carry on its business as presently conducted. Each entity comprising Seller is duly licensed or qualified to transact business and is in good standing (or the equivalent thereof, if applicable) to transact business in each jurisdiction set forth in Schedule 4.1, being all jurisdictions in which the nature of the business conducted by it requires such qualification.
1.2Authorization. Subject to entry of the Approval Order, Seller has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and each Ancillary Document to which Seller is a party, to perform and comply with each of its obligations hereunder and thereunder and, upon entry and effectiveness of the Approval Order, in accordance with the terms hereof and thereof, will have all necessary corporate or similar authority to consummate the transactions contemplated hereby. Subject to entry of the Approval Order, the execution and delivery by Seller of this Agreement and the other Ancillary Documents to which Seller is or will be a party, the performance and compliance by Seller with each of their obligations herein and therein, and the consummation by it of the transactions have been duly and validly authorized and approved by all necessary corporate or other action on the part of Sellers, and no other corporate or other Proceedings on the part of Seller and no other stockholder votes are necessary to authorize the execution of this Agreement or the other Ancillary Documents, or the performance or consummation by the Seller of the transaction. Subject to entry of the Approval Order, the execution, delivery and performance by Seller of this Agreement and such Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller.
1.3Enforceability. This Agreement has been duly executed and delivered by Seller. Upon entry of the Approval Order, this Agreement shall constitute (and each Ancillary Document to which Seller is or will be a party will constitute at or prior to the Closing) a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, assuming that this Agreement and such Ancillary Documents, where applicable, have been duly executed by the other parties thereto, except as enforcement may be limited by General Enforceability Exceptions.
1.4Noncontravention. Subject to entry of the Approval Order, the authorization, execution, delivery and performance by the Seller of this Agreement or any Ancillary Documents, and the consummation of the transactions contemplated hereby will not (a) violate or conflict with any provision of the Organizational Documents of Seller, (b) violate any Law or any Order, in each case applicable to Seller, the Purchased Subsidiaries or by which any property or asset of the Seller of any Purchased Subsidiary is bound or affected, (c) constitute a default under, or give rise to termination, cancellation or acceleration of any right or obligation of Seller under, or to a loss of any benefit to which Seller is entitled under any Assigned Contract binding upon Seller, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Seller. Except as may be required under state securities Laws, no permit, consent, approval or authorization of, notice or declaration to, or filing or registration with any Governmental Entity is required to be made or obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Document. The execution and delivery by Seller of this Agreement and the other Ancillary Documents does not and will not, and the consummation by Seller of the transaction and compliance by Seller with any terms or provisions hereof will not, require any consent, approval, authorization or permit of, registration with, or filing with or notification to, any Governmental Entity.
1.5Proceeding. Except as set forth in Schedule 4.5, there are no Proceedings (other than the Bankruptcy Case) pending, threatened in writing or, to the Seller’s Knowledge, otherwise threatened by or against Seller, the Business, the Purchased Assets or the Assumed Liabilities. As of the date hereof, no Person or Governmental Entity has commenced or threatened in writing, or to the Seller’s Knowledge, otherwise threatened to commence any Proceeding that (x) seek or otherwise are reasonably expected to materially adversely affect, delay or interfere with the ability of Seller to consummate the transactions contemplated by this Agreement and the Ancillary Documents or (y) prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
1.6Brokers. Except for Lincoln Partners Advisors LLC (whose fees shall be paid by Seller pursuant to a separate agreement), no investment banker, broker, finder, financial advisor or other intermediary is or will be entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents.
1.7Permits. Other than in connection with or as a result of the Bankruptcy Case, Seller has Permits, and the Permits identified in Schedule 4.7 are all the Permits, necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect in all material respects, and except as would not be, individually or in the aggregate, have a material adverse effect on the Business or the Purchased Assets, no event has occurred or circumstance exists that may result in the revocation, default, withdrawal, suspension, cancellation, or modification of or to any Permit.
1.8Compliance with Law. Seller is in compliance with, and since January 1, 2023 has been in compliance, and each Purchased Subsidiary is in compliance with, and since January 1, 2021, has been in compliance, with all Laws and Orders related to the Purchased Assets, except for such past noncompliance as has been remedied and imposes no existing obligations or costs on Seller or any Purchased Subsidiary.
1.9Absence of Certain Developments. Since the commencement of the Bankruptcy Case, no Material Adverse Effect has occurred.
1.10Financial Statements.
(a)Schedule 4.10 contains: (i) Seller’s consolidated unaudited balance sheet as of the latest date available prior to the date hereof and the related unaudited statements of income and cash flows for the year to date, and the prior year, and (ii) Seller’s consolidated audited balance sheet and statements on income and cash flow for fiscal years ended December 31, 2022 and December 31, 2021 (all such financial statements referred to in (i) and (ii), the “Seller Financial Statements”). The Seller Financial Statements present fairly, in all material respects, the financial condition, results of operations and cash flows of the Seller as of the times and for the periods referred to therein in accordance with GAAP.

(b)All notes and accounts receivable of the Seller are reflected on their Books and Records, are valid receivables subject to no setoffs or counterclaims (other than for fees charged by the third parties responsible for payment of the receivables under the terms of the agreement with the applicable Seller or Purchased Subsidiary or as agreed to under ordinary course for discretionary programs or promotions), and are current and collectible subject to the reserves for bad debts set forth on the applicable Seller Financial Statements.
1.11Employee Benefits and Employee Matters.
(a)Schedule 4.11(a) sets forth a complete list of all Employee Benefit Plans as they related to any Purchased Subsidiary. All such Employee Benefit Plans of all Purchased Subsidiaries comply in form and in operation in all material respect with their terms and with the requirements of all applicable Laws.
(b)With respect to each Employee Benefit Plan, Seller has delivered to Purchaser correct and complete copies of each of the following: (i) the current plan document together with all amendments; (ii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements, participation agreements and similar agreements, and investment management or investment advisory agreements; and (iii) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any Employee Benefit Plan.
(c)Schedule 4.11(b) sets forth a correct and complete list of all employees, consultants, officers, directors or temporary employees of the Seller and each Purchased Subsidiary as of the date hereof, and sets forth for each such Person the following: (i) name; (ii) title or position (including whether full or part-time); (iii) the amount of any commission, bonus or other incentive based compensation; and (iv) current annual compensation rate paid to each such person during calendar year 2022 and through the latest date available.
(d)To the Knowledge of Seller, each Purchased Subsidiary is in material compliance with all applicable laws governing employment and employee relations, including laws relating to employment practices, employment discrimination, sexual and/or other harassment, paid sick and leave time, vacation, disability, civil rights, equal pay, wages, overtime, hours, terms and conditions of employment, leaves of absence, meal and rest breaks, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration, privacy, classification of employees, consultants and independent contractors, or the withholding and payment of income, social security or similar Taxes. No litigation or other proceeding relating to any such laws are pending, and to the Knowledge of Seller, no litigation or other proceeding alleging a violation of any such applicable laws has been threatened.
(e)To the Knowledge of Seller, no employee or independent contractor of any Seller or any Purchased Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and the continued employment by each Seller of its employees, and the performance of the contracts with Seller by its independent contractors, will not result in any such violation.
1.12Material Contracts.
(a)Schedule 4.12(a) sets forth a list of each Material Contract as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract that is utilized in, and material to, the Business.

(b)Each Material Contract is in full force and effect as of the date of this Agreement and is a valid and binding obligation of Seller or the applicable Purchased Subsidiary thereto and, to the Seller’s Knowledge, the other parties thereto, enforceable against each of them in accordance with its terms, except, in each case, as such enforceability may be limited by the General Enforceability Exceptions.
(c)Neither Seller nor any Purchased Subsidiary has been provided or received any notice of any intention to terminate any Material Contract, and neither Seller, nor, as applicable, any Purchased Subsidiary, has waived any material rights under any Material Contract, except, in each case, (i) as a result of the Bankruptcy Case, (ii) as set forth in Schedule 4.12(a), as may be cured upon entry of the Sale Order, or (iv) for Contracts that have been or will be rejected in the Bankruptcy Case. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers hereunder) have been made available to the Buyer.
(d)Schedule 4.12(a) sets forth Seller’s good faith estimate (on a counterparty by counterparty basis) as of the date of this Agreement of the amounts necessary to cure defaults, if any, with respect to any of the Assigned Contracts set forth on Schedule 2.1(d), in each case as determined by Seller or the applicable Purchased Subsidiary based on their books and records and good faith judgment.  Seller shall provide an update of such good faith estimate, if necessary, not less than ten (10) Business Days prior to the Closing Date.
(e)Each Material Contract is an executory contract capable of being assigned pursuant to Section 365 of the Bankruptcy Code.
1.13Intellectual Property; Information Technology.
(a)Schedule 4.13(a) sets forth, as of the date of this Agreement, a complete and accurate list of all (i) Registered IP, (ii) domain names included in the Seller IP, and (iii) social media handles included in the Seller IP. None of the Registered IP is involved in any opposition, cancellation, nullity, reissue, reexamination, inter parties review or proceeding, post-grant review, interference, derivation, or other Proceeding or action challenging the use, validity, issuance, registration, enforceability, inventorship, authorship, or ownership of such Registered IP.
(b)Except as has not been, or would not be, individually or in the aggregate, material to the Business, the Purchased Assets and the Assumed Liabilities, taken as a whole, the Seller IP that is being assigned per this Agreement together with all Intellectual Property licensed or made available to Seller pursuant to the Assumed Agreements contain all of the Intellectual Property needed to operate the Business in substantially the same manner as currently conducted by the Seller and any Purchased Subsidiary.
(c)The Purchased Assets and the Assumed Liabilities, taken as a whole, with respect to each trade secret being transferred as part of the Seller IP, Seller has taken reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets and, to the Seller’s Knowledge, the trade secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller and no trade secret is subject to any adverse claim or has been challenged or threatened in any way.
(d)Except as set forth in Schedule 4.13(d), Seller is not infringing, misappropriating, diluting, or otherwise violating any Intellectual Property rights of any Person, and there is no Proceeding pending or threatened and neither Seller nor any Purchased Subsidiary has received any written charge, complaint, claim, demand, or notice since January 1, 2023 alleging: either (i) any such infringement, misappropriation, dilution, or violation or (ii)

challenging the use, validity, inventorship, authorship, ownership, or enforceability of any Seller IP. Seller is not in breach of any contract relating to the Seller IP, except (A) as a result of the Bankruptcy Case, (B) as has not been, or would not be, individually or in the aggregate, material to the Business, the Purchased Assets and the Assumed Liabilities, taken as a whole, (C) as may be cured upon entry of the Sale Order or (D) for Contracts that have been or will be rejected in the Bankruptcy Case.
(e)To the Seller’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Seller IP. The Seller has not threatened, made or asserted any charge, complaint, claim, demand or notice since January 1, 2022 alleging any such infringement, misappropriation, dilution, or violation that has not been fully resolved as of the date hereof.
(f)Neither Heavy Metal, Inc. nor Christopher Knight, except as covered by an existing license agreement, own any Intellectual Property necessary to operate the Business as currently conducted.
(g)The IT Systems operate as required by the Seller.
1.14Data Privacy.
(a)As it relates to the Business and the Purchased Assets, Seller and each Purchased Subsidiary has been at all times since January 1, 2022, and remains in compliance in all material respects with all applicable: (i) externally published policies relating to Seller’s and each Purchased Subsidiaries’ processing of Personal Information; (ii) the terms of any agreements to which Seller or any Purchased Subsidiary is bound relating to the processing of Personal Information; and (iii) Privacy Laws.
(b)Except as set forth in Schedule 4.14(b), since January 1, 2022: (i) there have not been any Security Incidents related to the Business, and to the Seller’s Knowledge, there are currently no facts or circumstances which would serve as the basis for any Security Incident, which would adversely affect the Business in a material manner, and (ii) there have not been any claims or legal proceedings concerning its use and/or processing of Personal Information.
(c)Since January 1, 2022, Seller has implemented and maintained, and continues to maintain as of the date hereof commercially reasonable administrative, technical and physical measures designed to protect Personal Information with respect to the Business and the Seller IP against loss, damage, and unauthorized access, use, modification, or other misuse.
1.15Taxes.
(a)All income and other Tax Returns relating to the Business or the Purchased Assets that are required by applicable Law to be filed by or with respect to Seller have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate in all material respects.
(b)Seller has timely paid all Taxes relating to the Business or the Purchased Assets due and owing by it (whether or not required to be shown on a Tax Return), including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party and all such Taxes required to be withheld have been properly withheld and remitted, other than Taxes not due as of the date of the filing of the Bankruptcy Case as to which subsequent payment was not required by reason of the Bankruptcy Case or Taxes that are being contested in good faith in appropriate Proceedings as set forth in Schedule 4.15(b).

(c)No deficiencies for Taxes relating to the Business or the Purchased Assets have been claimed, proposed or assessed by any Governmental Entity in writing against Seller except for deficiencies which have been fully satisfied by payment, settled or withdrawn or adequately reserved for in accordance with GAAP or other generally accepted accounting principles applicable to the financial statements of Seller.
(d)There are no audits, examinations, investigations or other Proceedings ongoing or pending against or with respect to Seller with respect to any Taxes relating to the Business or the Purchased Assets and no written notification has been received by Seller that such audit, examination, investigation or other Proceeding has been proposed.
(e)There are no Liens for Taxes relating to the Business or the Purchased Assets upon any property or assets of the Seller, except for Permitted Liens.
1.16Insurance. Seller and each Purchased Subsidiary is insured with policies in such amounts and with such deductibles and covering such risks as Seller reasonably believe are generally deemed adequate and customary.
1.17Title to Assets; Real Property.
(a)Seller, or the applicable Purchased Subsidiary, has good and valid title to, or has good and valid leasehold interests in, all material Tangible Personal Property that is included in the Purchased Assets, free and clear of all Liens other than Permitted Liens, except to the extent that such Lien will not be enforceable against such material Tangible Personal Property following the Closing in accordance with the Sale Order. The Purchased Assets and all other material Tangible Personal Property owned or leased by Seller, or the applicable Purchased Subsidiary, in connection with the Business are in good operating condition and repair, ordinary wear and tear excepted.
(b)Neither Seller nor any Purchased Subsidiary owns any real property.
(c)Schedule 4.17(c) contains a complete and accurate list of all of leases, subleases, and sub-leases, tenancy agreements, licenses or other rights of occupation (written or oral) affecting any real property used or occupied, or permitted to be used or occupied, by Seller or a Purchased Subsidiary (the “Leased Real Property”), and all amendments, extensions, renewals, guaranties, modifications, or supplements thereto, together with the amount of security deposit thereunder. True, complete and correct copies of all the Real Property Leases have been delivered or made available to the Buyer prior to the date hereof.
1.18Environmental Matters.
(a)Neither Seller not any Purchased Subsidiary has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials, the subject matter of which has not been resolved.
(b)Neither Seller nor any Purchased Subsidiary has any unresolved obligations pursuant to any consent decree or consent order and is not otherwise subject to any unresolved obligations pursuant to any judgement, decree, or judicial or administrative order, in each case, relating to the compliance with applicable Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials.
(c)Neither Seller nor any Purchased Subsidiary has treated, stored, disposed of, arranged for the disposal of, transported, handled, released, or, to the Seller’s Knowledge,

exposed any Person to, any Hazardous Materials except in compliance with applicable Environmental Laws.
1.19OFAC; Foreign Corrupt Practices Act; Anticorruption Laws.
(a)Neither Seller nor any director, officer, or employee acting on behalf of Seller, is currently, or during the past five (5) years prior to the date hereof has been, subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).
(b)Neither Seller nor any director, officer, agent, employee or other person acting on behalf of Seller has during the past five (5) years prior to the date hereof, in the course of its actions for, or on behalf of Seller (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery statute or regulation; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(c)Seller has implemented and maintains in effect policies and procedures that are designed to ensure material compliance by Seller with Anticorruption Laws.
1.20Material Customers; Material Suppliers.
(a)Seller has disclosed to Buyer the identities of the twenty (20) largest customers (measured by revenue) of Seller on a consolidated basis, (collectively, the “Material Customers”). Except as set forth in Schedule 4.20(a), there has been no written or, to the Seller’s Knowledge, oral notice received from any such party of any termination, cancellation or material limitation of, or any materially adverse modification or change in, the business relationship of the Seller with any Material Customer.
(b)Seller has disclosed to Buyer the identities of the twenty (20) largest vendors and suppliers (measured by fees paid)] of Seller on a consolidated basis (collectively, the “Material Suppliers”).
1.21Affiliate Transactions. Except as set forth in Schedule 4.21, no officer, director, contractor or employee of Seller or any Purchased Subsidiary or any former officer, director, contractor or employee of Seller or any Purchased Subsidiary (a) is a party to any agreement or transaction with Seller having a potential or actual value or a contingent or actual liability exceeding $50,000, other than (i) extensions of credit to directors and officers of the Seller for travel, business or relocation expenses or other employment-related purposes in the Ordinary Course of Business, (ii) employment arrangements in the Ordinary Course of Business and (iii) the Seller Compensation and Benefit Programs, (b) has any interest in any property used in the Business by Seller or any Purchased Subsidiaries or (c) owns any interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as a supplier or customer of Seller or a Purchased Subsidiary.
1.22Sufficiency of Assets. Except as has not been, or would not be, individually or in the aggregate, material to the Business, the Purchased Assets and the Assumed Liabilities, taken as a whole, the Purchased Assets are sufficient to allow the Buyer as of immediately following the Closing to conduct the Business as currently conducted by Seller.

1.23Products. Except as set forth in Schedule 4.23, since January 1, 2022, (a) there has been no Proceeding (or, to the Seller’s Knowledge, actions threatened) against Seller or any of its Affiliates which involve personal injury and involve (i) alleged defects in the products sold by the Business or (ii) the failure of any such products to meet any product specifications, and (b) Seller has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or market withdrawal concerning any Business Product.
1.24Product Warranties.
(a)Seller has made available to Buyer complete and correct copies of the standard terms and condition of sale for each of the products of the Business (containing applicable guarantee, warranty and indemnity provisions).
(b)Except as set forth on Schedule 4.24, neither Seller nor any Purchased Subsidiary has any liability or obligation for personal injuries, replacement or other damages in connection with the manufacture, sale, lease or delivery of any product of the Business prior to the Closing, and there is no pending or threatened claim against Seller or any Purchased Subsidiary for injuries to person or property of employees or any third parties suffered, as a result of any products of the Business manufactured, sold, or delivered by, or service rendered by or on behalf of Seller or any Purchased Subsidiaries, including claims arising out of the alleged defective or unsafe nature of products.
1.25Company Subsidiaries.
(a)Schedule 4.25(a) sets forth the name of each Purchased Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business or is registered for Taxes of any kind, the number of shares of its authorized capital stock and the number and class of shares thereof duly issued and outstanding.
(b)Each Purchased Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Each Purchased Subsidiary has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as currently conducted. All outstanding shares of capital stock of each Purchased Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and, excluding rights of Seller or Purchased Subsidiaries, is not subject to preemptive rights created by statute, the Organizational Documents of such Purchased Subsidiary, or any agreement to which such Purchased Subsidiary is a party or by which it is bound, and have been offered, issued and sold in compliance with all applicable Laws. All of the outstanding shares of capital stock of each Purchased Subsidiary are owned of record and beneficially by Seller free and clear of any and all Liens.
(c)There are no subscriptions, options, warrants, calls, rights, contingent or otherwise, commitments or agreements of any character, written or oral, to which Seller or any Purchased Subsidiary is a party or by which any of them is bound obligating any Purchased Subsidiary (or Seller to cause any such Purchased Subsidiary) to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Purchased Subsidiary or obligating such Purchased Subsidiary to grant, extend, change the price of, otherwise amend or enter into any such subscription, option, warrant, call right, commitment or agreement with respect to any of such Purchased Subsidiary’s share capital. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Purchased Subsidiary. Neither Seller nor any Purchased

Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.
1.26Inventory.
The inventories of Seller and all Purchased Subsidiaries (including raw materials, supplies, work-in-process, finished goods and other materials) (i) are, taken as a whole, in good, merchantable and useable condition, (ii) are reflected in the Seller Financial Statements at the lower of cost or market in accordance with GAAP, and (iii) in the case of finished goods, are of a quality and quantity historically saleable in the Ordinary Course of Business and, in the case of all other inventories, are of a quality and quantity historically useable in the Ordinary Course of Business. The inventory obsolescence policies of Seller and any Purchased Subsidiary are appropriate for the nature of the products sold and the marketing methods used by Seller or the applicable Purchased Subsidiary, and the reserve for inventory obsolescence reflected in the Seller Financial Statements fairly reflects the amount of obsolete inventory as of its date in accordance with GAAP.
1.27Exclusivity of Representations and Warranties. Except as set forth in this Article IV, neither Seller nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Seller, the Purchased Assets or the Business (including any relating to financial condition, results of operations, assets or liabilities of Seller), and Seller hereby disclaims any such other representations or warranties.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
1.1Existence and Power. Buyer is an entity duly organized, validly existing, and in good standing under the Laws of the state where organized.
1.2Authorization. Buyer has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and each Ancillary Document to which Buyer is a party or subject. The execution, delivery, and performance by Buyer of this Agreement and such Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (a) are within Buyer’s powers and (b) have been duly authorized by all necessary action on the part of Buyer.
1.3Enforceability. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes (and each Ancillary Document to which Buyer is or will be a party will constitute at or prior to the Closing) a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, assuming that this Agreement and such Ancillary Documents, where applicable, have been duly executed by the other parties thereto, except as enforcement may be limited by General Enforceability Exceptions.
1.4Governmental and Third Party Authorizations. No consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any other Person is required to be made or obtained in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Document or the consummation by Buyer of the transactions contemplated by this Agreement or any Ancillary Document.
1.5Noncontravention. The execution, delivery and performance by Buyer of this Agreement or any Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate the Organizational Documents of Buyer, (b) violate any

Law or Order, in each case applicable to Buyer, or (c) constitute a default under, or give rise to termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled, under any contract, agreement, instrument, commitment or arrangement binding upon Buyer.
1.6Brokers. Except for Stump & Company (whose fees shall be paid by Buyer pursuant to a separate agreement), no investment banker, broker, finder or other intermediary is or will be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents.
1.7Proceedings. There are no Proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates that seek or otherwise are reasonably expected to (x) materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents or (y) prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
1.8Financial Capability.
(a)Sufficient Funds. On the Closing Date, Buyer will have unrestricted funds available sufficient to (i) consummate the transactions contemplated by this Agreement, including to make all payments at the Closing contemplated by Section 3.2(a), including payment of the Purchase Price; and (ii) pay all costs and expenses and other amounts required to be paid by Buyer in connection with the Closing or otherwise. At Closing, Buyer will have the resources and capabilities (financial or otherwise) to perform all of its obligations hereunder, and Buyer has not incurred any Liability or restriction of any kind that would impair or adversely affect such resources and capabilities.
(b)Obligations Not Conditioned on Financings. In no event shall the receipt or availability of any funds by Buyer or any Affiliate or any other financing be a condition to any of Buyer’s obligations under this Agreement. Buyer understands and acknowledges and agrees that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements, Buyer’s obtaining any financing, or the availability, grant, provision or extension of any financing to Buyer.
1.9Solvency. Buyer is solvent (a) as of the date of this Agreement and (b) at and immediately after the Closing, after giving effect to the transactions contemplated hereby (including the payment of the Purchase Price and all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses).
1.10Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of Seller, the Business, the Purchased Assets and the Assumed Liabilities (and the Material Customers and Material Suppliers in connection with the foregoing), and acknowledges that it has been provided adequate access to the personnel, properties, premises, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Seller Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or the Assumed Liabilities, except as expressly set forth in Article IV of this Agreement. Subject to the foregoing, Buyer will accept the Purchased Assets at the Closing “AS IS, WHERE IS, and “WITH ALL FAULTS.” In connection with Buyer’s investigation of Seller, Buyer and its Affiliates may have received from or on behalf of Seller certain estimates, projections, forecasts and plans, including projected statements of operating revenues and income from operations of Seller and certain business plan information of Seller. Buyer acknowledges that there are uncertainties inherent in attempting to make any such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Seller or any of its Affiliates or any Representatives of any of the foregoing with respect thereto. However, nothing contained in this Section 5.10 shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or may have at Law, in equity or otherwise, based on fraud, willful misrepresentation or willful breach of warranty hereunder.
1.11Exclusivity of Representations and Warranties. Except as set forth in this Article V, neither Buyer nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Buyer or its Affiliates, and Buyer hereby disclaims any such other representations or warranties.
ARTICLE VI
PRE-CLOSING COVENANTS
1.1Conduct of Business. Subject to the requirements the Bankruptcy Code and as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing or the termination of this Agreement in accordance with its terms:
(a)Seller shall use reasonable best efforts:
(i)to continue to operate the Business in the Ordinary Course of Business, subject to the limitations imposed by the Bankruptcy Code and any applicable budget approved by Wells Fargo Bank, N.A.;
(ii)to maintain the material items of Tangible Personal Property in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and disposal consistent with the Ordinary Course of Business;
(iii)to perform all of its post-petition obligations under all Assigned Contracts (but, specifically excluding the obligation to pay any cure amounts owing to the counterparties thereto);
(iv)to maintain its Books and Records in accordance with past practice; and
(v)to comply in all material respects with all applicable Laws.
(b)Seller shall not:
(i)subject any material Purchased Assets to any Lien, except for any Lien secured and granted pursuant to any cash collateral or financing order entered by the Bankruptcy Court;
(ii)make any loans or advances outside the Ordinary Course of Business, or make any loans or advances (whether or not outside the Ordinary Course of Business) to any Affiliate of any Seller (other than another Seller);

(iii)incur, create, assume, guarantee or become liable for any indebtedness for borrowed money other than pursuant to any cash collateral or financing order entered by the Bankruptcy Court.
(iv)sell, lease, transfer, or assign any material Purchased Assets other than in the Ordinary Course of Business;
(v)make any increase to the base compensation of any of its directors, managers, Employees, or officers, except in the Ordinary Course of Business or as may be required by any Law or Contract;
(vi)enter into any employment Contract or collective bargaining agreement;
(vii)terminate any Assigned Contract (other than upon any expiration of the term of any Assigned Contract), materially amend any Assigned Contract, or enter into any Contract that would be an Assigned Contract if such Contract was in effect on the date hereof, in each case, other than in the Ordinary Course of Business; or
(viii)agree to do any of the foregoing.
(c)The provisions of this Section 6.1 are not intended to be, nor will they be construed as, an endeavor on the part of Seller or Buyer to implement the transactions contemplated hereunder prior to the Closing (and satisfaction of the conditions in Article VIII), and the Parties agree that Buyer will not prior to the Closing be entitled to exercise any control over the business or affairs of Seller.
1.2Pre-Closing Access to Information.
(a)From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in any confidentiality agreements to which Seller is subject, Seller shall provide Buyer and its authorized Representatives during regular business hours reasonable access to all accountants, counsel, financial advisors and other authorized outside representatives, officers, senior management and employees of Seller in their respective principal place of business, the Seller’s books, records, documents, data (including financial and operating data) and other information regarding Seller, and all offices and other facilities of the Seller related to the Business (in a manner so as to not unreasonably interfere with the normal business operations of Seller). Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, neither Seller nor any of its Affiliates (including Seller) shall be required to disclose to Buyer or any of its Representatives (i) any information (A) if doing so would violate any Contract, fiduciary duty or Law to which Seller or any of its Affiliates (including Seller) is a party or is subject, (B) if Seller reasonably determined upon the advice of counsel that doing so could result in the loss of the ability to successfully assert attorney-client and work product privileges, (C) if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (D) if Seller reasonably determines that such information should not be disclosed due to its competitively sensitive nature or (ii) any information relating to Taxes or Tax Returns other than information relating to Seller. For the avoidance of all doubt, nothing in this Section 6.1(a) shall be deemed to give rise to a contingency, condition or similar right regarding Buyer’s satisfaction with any information of any kind to which Buyer is given access prior to the Closing Date.

(b)All information disclosed pursuant to Section 6.2(a), together with the terms of this Agreement and the information disclosed on Seller Disclosure Schedules, shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.
1.3Supplemental Disclosure. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedules with respect to any matter arising after the date hereof or, with respect to representations and warranties qualified by Seller’s Knowledge, of which Seller becomes aware after the date hereof (each a “Schedule Supplement”), and each such Schedule Supplement shall automatically be deemed to be incorporated into and to supplement and amend the Seller Disclosure Schedules. Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of termination rights contained in this Agreement or of determining whether or not the conditions in Article VIII have been met; provided that if as a result of matters disclosed in such Schedule Supplement, Buyer has the right to (pursuant to Section 9.1), but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall conclusively be deemed to have waived all conditions to its obligations hereunder or rights to terminate this Agreement with respect to the matters disclosed therein under Section 8.1 and Section 9.1 or otherwise.
1.4Efforts to Close.
(a)Subject to the terms of this Agreement, each of Buyer and Seller shall use their reasonable best efforts to cause the conditions to Closing to be satisfied and for the Closing to occur as promptly as reasonably practicable.
(b)In the event any Proceeding by any Governmental Entity or other Person is commenced which challenges the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such Proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, the Parties agree to take reasonable actions to have such injunction or other order lifted, in order to expeditiously consummate the consummation of the transactions contemplated by this Agreement prior to the Outside Date; provided that nothing in this Section 6.4(b) shall be deemed to extend or otherwise affect the Outside Date or the Parties’ rights in connection therewith.
(c)Buyer expressly acknowledges and agrees that (i) Seller and its Affiliates have no responsibility for any financing that Buyer may seek to raise in connection with the consummation of the transactions contemplated by this Agreement, (ii) it is not a contingency or condition to Closing under this Agreement (nor to the consummation of the transactions contemplated by this Agreements and the Ancillary Documents), for Buyer to obtain any equity, debt or other type of financing whatsoever for such transactions, and (iii) Buyer does not have the right to terminate this Agreement or to otherwise refuse to consummate such transactions by reason of Buyer’s failure to obtain financing for its acquisition.
1.5Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of Seller, regarding Seller, its business or the transactions contemplated by this Agreement without the prior written (including by e-mail) consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.

1.6Bankruptcy Matters.
(a)Approval Order. Promptly after the commencement of the Bankruptcy Case, Seller shall file a motion (the “Sale Motion”) seeking an order (the “Approval Order”) from the Bankruptcy Court, which, among other things, (i) approves the sale of the Purchased Assets to Buyer on the terms and conditions set forth in this Agreement and authorizes Seller to proceed with this transaction, (ii) includes a specific finding that Buyer is a good faith buyer of the Purchased Assets, (iii) orders Buyer to pay, concurrently with the Closing and as a condition to Seller’s assumption and assignment thereof, all cure amounts owing to the counterparties to the Assigned Contracts, and (iv) states that the sale of the Purchased Assets to Buyer shall be free and clear of all Liens (other than Permitted Liens) to the extent provided in section 363(f)(3) of the Bankruptcy Code. The form of the Approval Order shall be in form and substance reasonably satisfactory to Buyer. If requested by Seller or the Bankruptcy Court, Buyer shall provide adequate assurance of future performance (satisfactory to the Bankruptcy Court) to the counterparties to the Assigned Contracts. Following the filing of the Sale Motion, Seller shall use reasonable best efforts to obtain the Approval Order. If the Bankruptcy Court refuses to issue the Approval Order, then Buyer or Seller may terminate this Agreement in accordance with Section 9.1(h). In the event that a third party is approved by the Bankruptcy Court as the purchaser of the Purchased Assets at the hearing on the Sale Motion, notwithstanding anything to the contrary in this Agreement, this Agreement shall not terminate, but rather shall become a “back-up bid” which shall remain open for acceptance by Seller for a period of fifteen (15) days following the Outside Date. Upon entry of the Approval Order in accordance with the provisions of this Section 6.6, the conditions set forth in Section 8.1(e) and Section 8.2(e) shall be deemed satisfied.
(b)Procedures Order. The transaction contemplated by this Agreement shall be conducted in all respects in accordance with the process and procedures established in and the provisions of the Procedures Order, which shall be in form and substance reasonably satisfactory to Buyer, and Buyer agrees to be bound by the Procedures Order and the obligations thereunder, including in connection with, among other things, bidding, overbidding, the sale auction, refraining from collusion, return of deposits, and standing as a backup bidder for the Purchased Assets shall be as established and determined in accordance with the Procedures Order.
(c)Competing Bids. This Agreement and the transactions contemplated hereby are subject to Sellers’ right and ability to consider the higher or better competing bids with respect to the Business and the Purchased Assets in accordance with the Procedures Order. In furtherance thereof, Seller shall have the right to, and may cause its Representatives and Affiliates to, (a) initiate contact with, solicit or encourage submission of any inquiries, proposals, offers or bids by, and negotiate with, any Person (in addition to Buyer and its Affiliates) in connection with any sale or other disposition of the Purchased Assets and (b) respond to any request for information or due diligence inquiry, or make management available for such purposes, to any such Person.
(d)Winding Up; Dissolution; Liquidation. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit Seller from ceasing its operations or winding up its affairs at any time after the Closing Date, it being acknowledged and agreed by Buyer that Seller intends to wind up its affairs and liquidate and dissolve its existence as soon as reasonably practicable following the Closing Date or the consummation of a liquidating plan under Chapter 11 of the Bankruptcy Code.
1.7Access to Books and Records. After the Closing, Buyer and Seller shall use reasonable best efforts to maintain until the fifth anniversary of the Closing Date all Books and Records relating to Seller or any of their assets or liabilities prior to the Closing in the manner such Books and Records are maintained immediately prior to the Closing Date in all material respects. For a period of five (5) years following the Closing, (a) Seller or any of its Representatives, upon reasonable notice, shall have access during normal business hours to examine, inspect and copy such Books and Records, and (b) Buyer shall provide Seller and its Representatives with, or cause to be provided to Seller and its Representatives, such Books and Records as Seller or its Representatives shall reasonably request in connection with any Proceeding to which Seller is a party (including, without limitation, in connection with Seller’s (or its successor’s) administration of the Bankruptcy Case) or in connection with the requirements of any Laws applicable to Seller. Seller and its Representatives shall have the right to make copies of such Books and Records at Seller’s sole cost. Buyer shall not be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.7 where such access would violate any Law or any attorney-client privilege. Buyer may require Seller and its Representatives to execute a non-disclosure agreement prior to providing access to Books and Records. For the avoidance of doubt, any information provided to Sellers pursuant to this Section 6.7 shall be treated as Confidential Information.
1.8Employee Matters.
(a)Effective as of immediately before the Closing, Buyer may offer employment, on terms of employment generally consistent with those provided by Seller as of just prior to the Closing, to the employees of Seller or any subsidiary of Seller not being purchased pursuant to this Agreement. All such employees who satisfy Buyer’s standard pre-employment screening process and accept such offers of employment with are hereinafter referred to as the “Transferred Employees” and such acceptance of offers shall be effective immediately after the Closing.
(b)Nothing contained herein is intended to or shall (i) confer upon any Transferred Employee any separate right to employment or continued employment with Seller, Buyer or any of their respective Affiliates or any benefits under any applicable Benefit Plan or Buyer Benefit Plan, (ii) create any third-party beneficiary rights or other rights of any kind with respect to any Person other than the parties to this Agreement, or (iii) constitute an employee.
(c)The provisions of this Section 6.8 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan or other compensation or benefit plan, agreement or arrangement, (ii) limit the right of Seller, Buyer or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other compensation or benefit plan, agreement or arrangement, (iii) prevent or restrict in any way the right of Buyer or any of its Affiliates to terminate, reassign, promote or demote any of the Employees after the Closing or to change the title, powers, duties, responsibilities, functions, locations or terms and conditions of employment of such Employees, or (iv) confer upon or give any Person, other than the Parties and their respective permitted successors and assigns, any legal or equitable third-party beneficiary or other rights or remedies with respect to the matters provided for in this Section 6.8, under or by reason of any provision of this Agreement.
1.1Treatment of Inventory. Prior to Closing, neither Seller nor any Purchased Subsidiary shall, without the prior written consent of Buyer, (i) make or agree to make any bulk sales of inventory to any liquidator or wholesaler, (ii) sell or dispose of any inventory qualifying as a Current Asset hereunder at prices below the first cost book value of such inventory, or (iii) sell or dispose of any inventory acquired prior to January 1, 2023 (and not constituting a Current Asset) at a discount or promotional rate that is 30% or more from the first cost book value of such inventory.

ARTICLE VII
COVENANTS OF BUYER AND SELLERS
1.1Public Announcements. Neither Buyer nor Seller shall, nor shall any of their respective controlled Affiliates (including, with respect to Seller prior to the Closing, and Buyer after Closing, Seller), without the prior written approval of both Buyer and Seller, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement (any such press release or public statement so approved by the Parties, an “Agreed Statement”), provided that such restrictions on press releases and public statements shall not apply to (i) any disclosure as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, (ii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) any disclosure that is consistent with (and does not reveal any information beyond what is already included in) a prior Agreed Statement, or (iv) any disclosure or statement made in the Bankruptcy Case that is required in connection with the filing of the Bankruptcy Case or appropriate in the furtherance of such filing, the administration of the Bankruptcy Case, or the transactions contemplated herein (including, without limitation, the Sale Motion)..
1.2Tax Matters.
(a)Prorations. Personal property, ad valorem, use and intangible taxes and assessments, common area maintenance charges, utility charges and rental payments with respect to the Purchased Assets and the Leased Real Property included in the Assumed Contracts (collectively, “Charges”) shall be prorated on a per diem basis and apportioned on a calendar year basis between Seller, on the one hand, and Buyer, on the other hand, as of the date of the Closing. Seller shall be liable for that portion of such Charges relating to, or arising in respect of, periods on or prior to the Closing Date, and Buyer shall be liable for that portion of such Charges relating to, or arising in respect of, any period after the Closing Date; provided, however, for avoidance of doubt, in no event shall Buyer be liable for fees or penalties assessed after the Closing Date for breaches occurring on or prior to the Closing Date.
(b)Transfer Taxes. Buyer shall pay all Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement. Seller shall cooperate with Buyer by delivering to Buyer such resale or similar certificates as may be applicable, however. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and if required by applicable Law, Seller shall join in the execution of any such Tax Returns and other documentation.
(c)Allocation of Purchase Price. The Purchase Price and other items required to be included thereunder shall be allocated among the Purchased Assets by Buyer. No later than 30 days following the Closing, Buyer shall prepare and provide to Seller a proposed allocation (the “Allocation”) for Seller’s review. Seller shall have 30 days to review the Allocation. If Seller does not notify Buyer in writing of any objections within such 30-day period or if Seller and Buyer resolve all such objections, none of the Parties, nor any of their respective Affiliates, shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with the Allocation, unless required to do so by applicable Law. If prior to the end of such 30-day period, Buyer and Seller are unable to so agree on the Allocation then such Allocation shall not be binding on the Parties. Seller shall timely and properly prepare, execute, file and deliver all documents, forms and other information as Buyer may reasonably request to prepare the Allocation. In the event that the Allocation is binding on the Parties, (i) in case of any adjustment to the Purchase Price, requiring an amendment to the Allocation, Buyer shall prepare and deliver such amended Allocation to Seller, which shall be prepared in a manner consistent with the Allocation, and (ii) if the Allocation is disputed by any Governmental Entity, the Party receiving notice of such dispute shall promptly notify the other Party.
ARTICLE VIII
CONDITIONS TO CLOSING
1.1Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in writing and in Buyer’s sole discretion) of the following conditions:
(a)The representations and warranties of Seller contained in Article IV of this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth herein) in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(b)Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller, on or prior to the Closing Date.
(c)Buyer shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of Seller, to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied (the “Seller Closing Certificate”).
(d)No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall be no proceeding brought by any Governmental Entity pending before any court of competent jurisdiction seeking such an Order.
(e)The Bankruptcy Court shall have entered the Approval Order in accordance with Section 6.6(a), and the Approval Order shall be unstayed and in full force and effect as of the Closing Date.
(f)Seller has made or is prepared to immediately make all of the deliveries required by Section 3.2(b).
1.2Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller, in writing and in Seller’s sole discretion) of the following conditions:
(a)The representations and warranties of Buyer set forth in Article V of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
(c)Seller shall have received a certificate dated as of the Closing Date by an authorized officer of Buyer to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Buyer Closing Certificate”).
(d)No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall be no proceeding brought by any Governmental Entity pending before any court of competent jurisdiction seeking such an Order.
(e)The Bankruptcy Court shall have entered the Approval Order in accordance with Section 6.6(a), and the Approval Order shall be unstayed and in full force and effect as of the Closing Date.
(f)Buyer has made or is prepared to immediately make all of the deliveries required by Sections 3.2(a) and 3.2(c).
1.3Frustration of Closing Conditions. No Party may rely on or assert the failure of any condition set forth in this Article VIII, as the case may be, if such failure results from or was caused primarily by such Party’s failure to comply with any provision of this Agreement.
ARTICLE IX
TERMINATION
1.1Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely as follows; provided that any Party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other Parties to this Agreement:
(a)by the mutual written consent of Seller and Buyer;
(b)by Buyer, if any of the representations or warranties of Seller set forth in Article IV shall not be true and correct such that the condition to Closing set forth in Section 8.1(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not cured within five (5) days after written notice thereof is delivered from Buyer to Seller; provided that Buyer shall provide supporting documentation with any such notice of termination pursuant to this Section 9.1(b); provided further that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Buyer is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);
(c)by Seller, if any of the representations or warranties of Buyer set forth in Article V shall not be true and correct such that the condition to Closing set forth in Section 8.2(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not cured within five (5) days after written notice thereof is delivered from Seller to Buyer; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Seller is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 8.1(a) or Section 8.1(b);

(d)by Buyer or Seller, if the Closing shall not have occurred on or before the date that is no later than October 31, 2023 (the “Outside Date”); provided that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the failure of the Closing to occur by the Outside Date results from or was caused by the failure of the Party seeking to terminate this Agreement to comply with any provisions of this Agreement, including, without limitation, Section 6.4; provided further that to the extent the Closing has not occurred by the Outside Date, and the failure of Closing to occur was not as a result of actions by Buyer, Buyer shall have an allowable claim for the full amount of the Termination Fee. If Closing has not occurred by the Outside Date, Seller shall use reasonable best efforts to request that Wells Fargo Bank, N.A., as lender to Seller, agrees to extend the Outside Date by up to seven (7) days;
(e)by either Buyer or by Seller, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such Order or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall have used reasonable best efforts to remove such Order, injunction, restraint or prohibition, and such Order, injunction, restraint or prohibition shall not have been principally caused by the breach by such Party of its covenants or agreements under this Agreement;
(f)by Seller, if all of the conditions set forth in Section 8.2 (not including conditions which are to be satisfied by actions taken at the Closing; provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement) have been satisfied or validly waived by Buyer, Seller has given notice to Buyer in writing that Seller is prepared to consummate the transactions contemplated by this Agreement (a “Seller Closing Notice”), and Buyer fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 3.1, or, if later, on the third (3rd) Business Day immediately following the date of delivery of such Seller Closing Notice;
(g)by Buyer, if all of the conditions set forth in Section 8.1 (not including conditions which are to be satisfied by actions taken at the Closing; provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement) have been satisfied or validly waived by Seller, Buyer has given notice to Seller in writing that Buyer is prepared to consummate the transactions contemplated by this Agreement (a “Buyer Closing Notice”), and Seller fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 3.1, or, if later, on the third (3rd) Business Day following the date of delivery of such Buyer Closing Notice; or
(h)by Seller or Buyer, if the Bankruptcy Court does not issue the Approval Order in accordance with Section 6.6(a), subject to this Agreement becoming a “back-up” bid under certain circumstances consistent with the requirements of Section 6.6(a).
1.2Effect of Termination; Termination Fee.
(a)Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, Seller or its officers, directors or equity holders) with the exception of (i) the provisions of Section 3.2(a)(i), Section 6.2(b), Section 9.1, this Section 9.2 and Article XI, together with all applicable defined terms set forth in Article I, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties and (ii) any liability of any Party for any willful breach of this Agreement prior to such termination. For the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and shall automatically be extended until such date that is two (2) years following the date of termination of this Agreement, and nothing in this Article IX shall be construed to discharge or relieve any party to the Confidentiality Agreement of its obligations thereunder.
(b)Termination Fee. If (x) (i) this Agreement is terminated pursuant to Section Section 9.1(h); (ii) the Bankruptcy Court approves a third party as the purchaser of the Purchased Assets at the hearing on the Sale Motion (or any subsequent sale), and (iii) such alternative sale closes, or (y) this Agreement is terminated pursuant to Section 9.1(d), then, subject to the approval of the Bankruptcy Court (which Seller shall seek through the Procedures Order), Seller shall pay to Buyer (solely, in the case of a termination pursuant to clause (x) above, from the proceeds of such alternative sale), a fee of $3,400,000.00 and reimburse actual and reasonable documented expenses incurred by Buyer in connection with this Agreement up to $550,000 (the “Termination Fee”), by wire transfer of immediately available funds no later than five (5) Business Days after such sale closing. The claim of Buyer in respect of the Termination Fee shall constitute a superpriority administrative expense claim, senior to all other administrative expense claims of Seller other than any carve-out and any administrative claims or debtor-in-possession financing obligations arising under any cash collateral or financing order entered by the Bankruptcy Court, as administrative expenses under sections 503 and 507(b) of the Bankruptcy Code in the Bankruptcy Case and shall be paid in cash (solely, in the case of clause (x) above, from the sale proceeds from any alternative sale or sales). The Parties agree that the Termination Fee is not a penalty, but is liquidated damages in a reasonable amount that will compensate Buyer in circumstances in which the Termination Fee is payable, which amount would otherwise be impossible to calculate with precision, and that the Termination Fee shall be Buyer’s sole and exclusive remedy with respect to such termination. For the avoidance of doubt, nothing set forth herein with respect to the Termination Fee is intended to preclude Buyer, upon a termination by Buyer pursuant to Section 9.1, from pursuing any remedies at law or in equity available to it as a result of Seller’s breach hereof.
ARTICLE X
SURVIVAL AND RELEASE
1.1Survival. None of the representations and warranties of the Parties in this Agreement, in any instrument delivered pursuant to this Agreement, in the Seller Disclosure Schedules or any Exhibits attached hereto shall survive Closing, and no Party shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such representation or warranty from or after the Closing. None of the covenants or agreements of the Parties in this Agreement shall survive Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such covenant or agreement from or after the Closing, other than (a) the covenants and agreements of the Parties contained in this Article X, Section 3.2 and Section 7.1, which shall survive the consummation of the transactions until fully performed in accordance with their respective terms, (b) those other covenants and agreements contained herein that by their terms apply, or are to be performed in whole or in part, after the Closing, which shall survive the consummation of the transactions until fully performed in accordance with their respective terms and (c) any rights or remedies of any Person for breach of any such surviving covenant or agreement. However, nothing contained in this Section X shall be deemed to limit or restrict in any manner any rights or remedies which Buyer or Seller has, or may have at Law, in equity or otherwise, based on intentional fraud, willful misrepresentation or willful breach of warranty hereunder.
ARTICLE XI
MISCELLANEOUS
1.1Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date delivered by email (if sent prior to 5:00 p.m. New York City time, or if sent later, then on the next Business Day), or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to Buyer, to:

GigaCloud Technology Inc
118 Brea Canyon Road
Walnut, CA 91789
Attn: Iman Schrock, President
Email: iman.schrock@gigacloudtech.com
With a required copy (which shall not constitute notice) to:
Moore & Van Allen
100 North Tryon Street, Suite 4700
Charlotte, NC 28202
Attn: Steven Gruendel
Email: stevegruendel@mvalaw.com
If to Seller, to:
Noble House Home Furnishings LLC
c/o Riveron Consulting, LLC
265 Franklin Street, 10th Floor
Boston, MA 02110
Attn: Gayla Bella, Chief Financial Officer
Email: gayla.bella@riveron.com

-and-

c/o Melissa Gelbart
21325 Superior Street
Chatsworth, CA 91311
Email: melissag@noblehousefurniture.com

With a required copy (which shall not constitute notice) to:
Pachulski Stang Ziehl & Jones LLP
10100 Santa Monica Blvd, Suite 1300
Los Angeles, CA 90067
Attn: Teddy Kapur and Maxim B. Litvak
E-mail: tkapur@pszjlaw.com; mlitvak@pszjlaw.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the other Parties hereto.
1.2Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is duly executed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.
1.3Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.
1.4Successors and Assigns. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns. Buyer. Notwithstanding the foregoing, Buyer may assign, in whole or in part, its rights under this Agreement without Seller’s consent to an entity that is under common control of Buyer or in which Buyer has a significant equity interest, provided written notice thereof is delivered to Seller prior to the Closing. Such assignee will execute an instrument whereby such assignee assumes the obligations of such Buyer under this Agreement. No assignment by Buyer shall release or otherwise relieve such Buyer from any obligations hereunder. Any attempted or purported assignment that is not in accordance with the terms of this Section 11.4 shall be void ab initio.
1.5Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
1.6Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. Any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the shall be brought exclusively in the Bankruptcy Court. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such court for the purpose of any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Nothing in this Section 11.6, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
1.7Counterparts.

(a)This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. The Parties agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents at the Closing may be effected by means of an exchange of facsimile signatures or other electronic delivery. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
(b)No Party shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation or enforceability of this Agreement and each Party forever waives any such defense. The words “execution,” “executed,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, SignNow and DocuSign).
1.8No Third Party Beneficiaries. No provision of this Agreement is intended to or shall confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement.
1.9Entire Agreement. This Agreement, the Ancillary Documents, schedules, including the Seller Disclosure Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, together with the Confidentiality Agreement, set forth the entire understanding of the Parties with respect to the subject matter hereof and the transactions contemplated hereby. All schedules, including any Seller Disclosure Schedules, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.
1.10Disclosure Schedules. Except as otherwise provided in the Seller Disclosure Schedules, all capitalized terms therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Seller Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure in the Seller Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
1.11Captions. All captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
1.12Remedies.
(a)Buyer agrees that irreparable damage would occur in the event that Buyer fails to perform any of the provisions of this Agreement in accordance with their specific terms. Accordingly, Seller shall be entitled to pursue specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by Buyer and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Seller is entitled at law or in equity. Buyer hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
(b)Seller agrees that irreparable damage would occur in the event that Seller fails to perform any of the provisions of this Agreement in accordance with their specific terms. Accordingly, Buyer shall be entitled to pursue specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by Seller and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Buyer is entitled at law or in equity. Seller hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
1.13Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
1.14Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The Parties agree that any drafts of this Agreement or any Ancillary Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision thereof, and each of the Parties agrees that no Party or any Affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Proceeding among any of the foregoing. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (including any exhibit or schedule hereto) as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement (provided that references to “Schedules” herein shall be deemed to refer to the applicable schedule of the Seller Disclosure Schedules), unless otherwise specified; (e) the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to,” unless otherwise specified; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (g) all accounting terms used and not defined herein have the respective meanings given to them under GAAP. All dollar or “$” amounts set forth in this Agreement shall refer to U.S. dollars unless explicitly indicated otherwise. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day. Any reference in this Agreement to “made available” means a document or other information that was provided or made available to Buyer and its Representatives in Seller’s electronic or virtual data rooms, management presentations or in any other form.
1.15Prevailing Party. In the event of any Proceeding in connection with this Agreement or any Ancillary Document, the prevailing Party in any such Proceeding shall be entitled to recover from the other Party its costs and expenses, including, without limitation, reasonable legal fees and expenses.
1.16Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions (at no material cost or expense to the Party to whom the request is directed) as may be reasonably required to carry out the provisions hereof and give effect to the Closing transactions contemplated by this Agreement; provided that neither Party shall be required by this Section 11.16 to initiate or join in any Proceeding. After the Closing, Seller shall promptly transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property that Seller may receive in respect of any item that constitutes part of the Purchased Assets or relates to the Assumed Liabilities. After the Closing, Buyer shall promptly transfer or deliver to Seller cash, checks (which shall be properly endorsed) or other property that Buyer may receive in respect of any item that is an Excluded Asset or relates to the Retained Liabilities.
* * * *

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the date first above written.
SELLER:
NOBLE HOUSE HOME FURNISHINGS LLC
BEST SELLING HOME DECOR FURNITURE, LLC
LE POUF, LLC
NH SERVICES LLC

By:    /s/ Gayla Bella
    Name: Gayla Bella
    Title: CFO
BUYER:
GIGACLOUD TECHNOLOGY INC
By:    /s/ Iman Schrock
    Name: Iman Schrock
    Title: President
[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

Closing Date Working Capital

[CONFIDENTIAL; NOT TO BE FILED PUBLICLY]

2022380v19